Exhibit 99.2

November 12, 2010
For Immediate Release Eric Loughmiller Executive Vice President and Chief Financial Officer 317-249-4254 eric.loughmiller@karauctionservices.com

KAR Auction Services Announces Cash Tender Offer for Notes

Carmel, IN—KAR Auction Services, Inc. (the “Company”) today announced that it commenced a cash tender offer for an aggregate principal amount of its 10% Senior Subordinated Notes due 2015 (CUSIP No. 48238QAF2) (the “First Priority Notes”) and its 8 3/4% Senior Notes due 2014 (CUSIP No. 48238QAE5) (the “Second Priority Notes” and, together with the First Priority Notes, the “Notes”) such that the maximum aggregate principal amount of Notes purchased in the tender offer, together with applicable premiums paid in connection with the tender offer but excluding accrued and unpaid interest, will be $73,500,000. The terms and conditions of the tender offer are described in an Offer to Purchase, dated November 12, 2010 (the “Offer to Purchase”), and a related Letter of Transmittal, which are being sent to holders of Notes.

CUSIP Number	Title of Security	Acceptance Priority Level	Aggregate Principal Amount Outstanding	Late Tender Offer Consideration(1)	Early Tender Premium(1)	Total Tender Offer Consideration(1)
48238QAF2	10% Senior Subordinated Notes due 2015	1	$199,408,000	$1,050	$30	$1,080
48238QAE5	8 3/4% Senior Notes due 2014	2	$450,000,000	$1,013.75	$30	$1,043.75

(1)	Per $1,000 principal amount of Notes accepted for purchase.

Holders of Notes must validly tender and not validly withdraw their Notes on or before 5:00 p.m., New York City time, on December 1, 2010, unless extended (such date and time, as the same may be extended, the “Early Tender Date”) in order to be eligible to receive the applicable Total Tender Offer Consideration. Holders of Notes who validly tender their Notes after the Early Tender Date and on or before the Expiration Date (as defined below) will be eligible to receive only the applicable Late Tender Offer Consideration, which is equal to the applicable Total Tender Offer Consideration minus the applicable Early Tender Premium, as set forth in the table above. In addition to the applicable Tender Offer Consideration, holders whose Notes are accepted for purchase in the tender offer will receive accrued and unpaid interest to, but excluding, the date on which the tender offer is settled, which currently is expected to be December 15, 2010.

The tender offer will expire at 11:59 p.m., New York City time, on December 14, 2010, unless extended (such date and time, as the same may be extended, the “Expiration Date”). As set forth in the Offer to Purchase, validly tendered Notes may be validly withdrawn at any time on or before 5:00 p.m., New York City time, on December 1, 2010, unless extended.

The consummation of the tender offer is subject to the satisfaction of certain conditions as set forth in the Offer to Purchase. The Company reserves the right, in its sole discretion, to waive any and all conditions to the tender offer with respect to one or both of the First Priority Notes and the Second Priority Notes (each a “tranche” of Notes).

The aggregate principal amount of each tranche of Notes that is purchased in the tender offer will be based on the Acceptance Priority Level for such tranche as set forth in the table above and subject to proration and other terms set forth in the Offer to Purchase.

The Company’s obligations to accept any Notes tendered and to pay the applicable consideration for them are set forth solely in the Offer to Purchase and the related Letter of Transmittal. This press release is neither an offer to purchase nor a solicitation of an offer to sell any Notes. The tender offer is made only by, and pursuant to the terms of, the Offer to Purchase, and the information in this news release is qualified by reference to the Offer to Purchase and the related Letter of Transmittal. Subject to applicable law, the Company may amend, extend, waive conditions to or terminate the tender offer.

Goldman, Sachs & Co. is the Dealer Manager for the tender offer. Persons with questions regarding the tender offer should contact Goldman, Sachs & Co. at (212) 902-5183 or (toll-free) (800) 828-3182 (Attention: Liability Management Group). Requests for copies of the Offer to Purchase, the related Letter of Transmittal and other related materials should be directed to Global Bondholder Services Corporation, the Information Agent and Depositary for the tender offer, at (212) 430-3774 (for banks and brokers only) or (866) 294-2200 (for all others and toll-free).

About KAR Auction Services

KAR Auction Services, Inc. (NYSE: KAR) is the holding company for ADESA, Inc., a leading provider of wholesale used vehicle auctions whose operations span North America with 70 used vehicle sites, Insurance Auto Auctions, Inc., a leading salvage auto auction company whose operations span North America with 159 sites, and Automotive Finance Corporation, a leading provider of floorplan financing to independent and franchised used vehicle dealers with 88 sites across North America. For further information on KAR Auction Services, Inc., ADESA, Inc., Insurance Auto Auctions, Inc. or Automotive Finance Corporation, visit the company’s website at www.karauctionservices.com.

Certain statements contained in this release include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and which are subject to certain risks, trends and uncertainties. In particular, statements made that are not historical facts may be forward-looking statements. Words such as “should,” “may,” “will,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions identify forward-looking statements. Such statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results projected, expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company’s Securities and Exchange Commission filings. The Company does not undertake any obligation to update any forward-looking statements.

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